RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors before deciding whether an investment in our securities is suited to your particular circumstances. The risk factors set forth below are not the only risks that may affect us but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. The value or market price of our securities could decline due to any of these identified or other risks, and you could lose all or part of your investment. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the fiscal  year ended December  31, 2009 and other filings with the U.S. Securities and Exchange Commission, before making an investment decision.

As used herein, “we,” “us,” “our,” “First PacTrust” and the “Company” or similar references mean First PacTrust Bancorp, Inc. and its consolidated subsidiary and all references to the “Bank” mean Pacific Trust Bank, in each case unless otherwise expressly stated or the context otherwise requires.

Risks Related to Our Market and Business

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to pursue a significant growth strategy for our business.  We regularly evaluate potential acquisitions and expansion opportunities.  If appropriate opportunities present themselves, we expect to engage in selected acquisitions of financial institutions in the future, including FDIC-assisted transactions, branch acquisitions, or other business growth initiatives or undertakings.  There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

There are risks associated with our acquisition strategy. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of integrating acquired banks or branches into the Bank, the risk of loss of clients and/or employees of the acquired institution or branch, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny.

Our growth initiatives may require us to recruit experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on our ability to successfully execute our growth strategy.  In addition, to the extent we expand our lending beyond our current market areas, we could incur additional risk related to those new market areas.  We may not be able to expand our market presence in our existing market areas or successfully enter new markets.

If we do not successfully execute our acquisition growth plan, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations. While we believe we will have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

We hope to engage in FDIC-assisted transactions in the future, which could present additional risks to our business.

In the current economic environment, we hope to be presented with opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are structured in a manner that would not allow us the time normally associated with preparing for and evaluating an acquisition, including preparing for integration of an acquired institution, we may face additional risks if we engage in FDIC-assisted transactions. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems. If we engage in FDIC-assisted transactions, we cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability.

Moreover, even though we are inclined to participate in an FDIC-assisted transaction, we can offer no assurances that the FDIC would allow us to participate, whether due to the regulatory memorandum of understanding to which the Bank is currently subject (described below under “The Bank is subject to a memorandum of understanding with the Office of Thrift Supervision, which imposes certain requirements and restrictions on the Bank”) or due to other factors, or what the terms of such transaction might be or whether we would be successful in acquiring the bank or assets that we are seeking.

The FDIC has broad discretion to establish the terms and conditions upon which it approves such an acquisition, including the applicability of the FDIC’s recently adopted Statement of Policy on the Acquisition of Failed Insured Depository Institutions (the “Statement”).  The Statement applies to investments by private investors with an established thrift holding company (such as First PacTrust) for the purpose of acquiring the assets and liabilities of a failed bank or thrift from an FDIC receivership when, such as in this case of the Company’s current private offering (the “Offering”), the private investors have more than one-third of the total equity of the holding company post-acquisition. It is not possible to predict whether or how the Statement will affect our business strategy after the Offering or whether the Statement will make the acquisition of assets and/or deposits from failed banks or thrifts more burdensome, time-consuming and/or more costly to us than if the Statement did not apply.

Furthermore, to the extent we are allowed to, and choose to, participate in FDIC-assisted transactions, we may face competition from other financial institutions with respect to proposed FDIC-assisted transactions. To the extent that our competitors are selected to participate in FDIC-

assisted transactions, our ability to identify and attract acquisition candidates and/or make acquisitions on favorable terms may be adversely affected.

The FDIC’s recently adopted Statement of Policy on the Acquisition of Failed Insured Depository Institutions may place restrictions on us and those of certain investors in us.

The Statement provides guidance concerning the standards for more than de minimis investments in acquirers of deposit liabilities and the operations of failed insured depository institutions. The Statement applies to private investors in a company, including any company acquired to facilitate bidding on failed banks or thrifts, that is proposing to, directly or indirectly, assume deposit liabilities, or such liabilities and assets, from the resolution of a failed insured depository institution. By its terms, the Statement does not apply to investors with 5% or less of the total voting power of an acquired depository institution or its bank or thrift holding company (provided there is no evidence of concerted action by these investors).  The FDIC has stated that the determination of whether there is “concerted action” will be made on a “facts and circumstances analysis.”  The FDIC further stated that even when all or substantially all of the individual investments by investors in an offering constitute less than 5% of the total voting power of the institution, the FDIC will nonetheless presume concerted action among such investors if after the Offering all of such investors hold in the aggregate more than two-thirds of the total voting power of the company or institution.  Such presumption can be rebutted, however, by the investors and the Company submitting information to the FDIC evidencing that the investors are not participating in concerted action.

Recently, however, the FDIC clarified the Statement by stating that in any event, when the Statement does apply, in addition to a presumption of concerted actions, investors holding a minimum of one-third of the total voting equity shares or total equity shares of an acquired institution or its bank or thrift holding company must be bound by the terms of the Statement. Investors may satisfy this one-third test through an “anchor group” of investors that comply with the terms of the Statement. The anchor group may consist of one-third or more of the total voting equity shares or one-third or more of a combination of total voting equity shares and total equity shares as a proportion of total equity shares. The anchor group includes investors who must comply by the terms of the Statement (i.e. investors with more than 5 percent of the total voting power) and any additional investors who agree to comply in order to meet the one-third test (investors with 5% or less of voting equity shares and therefore not subject to the Statement). The one-third ownership test only needs to be met at the time of an FDIC assisted acquisition. Investors subject to the Statement are prohibited from selling or otherwise transferring their securities for a three year period of time following the acquisition absent the FDIC's prior approval. In order to comply with the Statement and permit us to undertake an FDIC assisted transaction, we anticipate that post-closing at least approximately 59% of the shares sold in the Offering, assuming that $60.0 million in our common stock is sold, will be subject to restrictions on transfer prohibiting investors from selling their securities for three years from the date of the latest FDIC assisted transaction.  This restriction may result in certain investors holding our common stock for an indefinite period of time. In addition, certain investors must disclose to the FDIC information about the investors and all entities in the ownership chain, including information as to the size of the capital fund or funds, its diversification, the return profile, the marketing documents, the management team and the business model, as well as such other information as is determined to be necessary to assure compliance with the Statement. Investors holding 5% or less of the voting equity are not subject to detailed questionnaires however, these investors are subject to being included on the List of Investors provided to the FDIC. This list provides: each investor's name; type of investor (i.e. mutual fund, hedge fund, individual); domicile; the number of shares of voting stock and total equity held by the investor both prior to the capital raise and subsequent to the capital raise; options, warrants, interests convertible into voting stock, and rights to control voting stock owned by others; and shares held by affiliates or immediate family members.

Furthermore, among other restrictions, the acquired institution must maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years from the time of acquisition; thereafter, the institution must maintain capital such that it is “well capitalized” during the remaining period of ownership by the covered investor.

It is anticipated that the proceeds of the Offering may be used in part for potential acquisitions involving the purchase of the assets and liabilities of failed banking institutions in FDIC-assisted transactions. Because of the lack of precedent of the FDIC’s application of the Statement, it is unclear exactly how the Statement would, after the Offering, apply to us and to investors in the Offering. Furthermore, because the applicability of the Statement depends in large part on the specific investor, we may not know at any given point of time whether the Statement applies to any investor and, accordingly, to us.

The Bank is subject to a memorandum of understanding with the Office of Thrift Supervision, which imposes certain requirements and restrictions on the Bank.

In August 2009, the Bank entered into a memorandum of understanding (the “MOU”) with its primary regulator, the Office of Thrift Supervision (the “OTS”), to address certain concerns of the OTS following its examination of the Bank.  The MOU requires the Bank to: (i) submit a three-year business plan to the OTS and provide to the OTS quarterly variance reports of the Bank’s compliance with that plan; (ii) submit a non-traditional mortgage analysis plan to the OTS designed to ensure compliance with applicable regulatory guidance concerning the risks of that loan product type; (iii) adopt a concentrations risk management policy addressing concentration risks for loan types other than conforming single family residential loans and for all funding sources; (iv) submit a plan to the OTS to ensure the Bank’s allowance for loan loss methodology is consistent with regulatory requirements and guidance and that the allowance is adequate at each quarter end; (v) adopt a pre-purchase analysis procedure that requires full documentation of all factors and research considered by management prior to the purchase of complex securities; (vi) provide the OTS with quarterly updates of problem assets; and (vii) refrain from increasing the dollar amount of brokered deposits above the amount held by the Bank as of June 30, 2009, excluding interest credited, without the prior written non-objection of the OTS.

The Bank will remain subject to the MOU until such time as all or any portion of the MOU has been modified, suspended or terminated by the OTS.  Failure by the Bank to comply fully with the terms of the MOU or any of the plans or policies adopted by the Bank pursuant to the MOU could result in further regulatory action against the Bank.

Worsening economic conditions could adversely affect our business.

Economic conditions in the United States in general and in California and in our operating markets may continue to deteriorate. Unemployment nationwide and in California has increased significantly through this economic downturn and is anticipated to increase or remain elevated for the foreseeable future. Availability of credit and consumer spending, real estate values, and consumer confidence have all declined markedly. The volatility of the capital markets and the credit, capital and liquidity problems confronting the U.S. financial system have not been resolved despite massive government expenditures and legislative efforts to stabilize the U.S.

financial system. There is no assurance that such conditions will improve or be resolved in the foreseeable future.

The Bank conducts banking operations in, and substantially all of its real estate collateral is located in, the greater San Diego metropolitan area. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in tax laws and other statutes, regulations and governmental policies and acts of nature, such as earthquakes and natural disasters particular to California. If real estate values, including values of land held for development, continue to further decline, the value of real estate collateral securing our loans, including loans to our largest borrowing relationships, could be significantly reduced.

A further deterioration in economic conditions locally, regionally or nationally could result in a further economic downturn in Southern California area with the following consequences, any of which could further adversely affect our business:

•	loan delinquencies and defaults may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	low cost or noninterest bearing deposits may decrease;

•
collateral for loans may decline in value, in turn reducing our client’s borrowing power, and reducing the value of assets and collateral as sources of repayment, making it more likely that we may suffer a loss on existing loans;

•	foreclosed assets may not be able to be sold;

•	volatile securities market conditions could adversely affect valuations of investment portfolio assets; and

•	reputational risk may increase due to public sentiment regarding the banking industry.

Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may also adversely affect our results of operations.  We do not have the ability of a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies.  Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in Southern California could adversely affect the value of our assets, revenues, results of operations and financial condition.

We will depend on our key employees.

Our future prospects are and will remain highly dependent on our directors and executive officers. Our success will, to some extent, depend on the continued service of our directors and continued employment of the executive officers. The unexpected loss of the services of any of these individuals could have a detrimental effect on our business. The Bank’s current chief executive officer and president, Hans R. Ganz, intends to remain after the Offering and promptly as practicable following the Offering, First PacTrust intends to appoint Steven Sugarman of Cor Advisors LLC (“Cor Advisors”) to its board of directors for a term to expire at First PacTrust’s annual meeting of stockholders to be held in 2013.  Mr. Sugarman was formerly a management consultant at McKinsey & Company and GPS Advisors LLC.

First PacTrust also intends to appoint Gregory Mitchell Chief Executive Officer or President of the Company, to succeed Mr. Ganz in this capacity, to help implement our business strategy of organic growth and growth by the acquisition of healthy, troubled or failed depository institutions. Mr. Mitchell is the former president and chief executive officer of California National Bank which he joined in 2001. California National Bank was seized by the FDIC in October 2009 as part of the closing of all banking subsidiaries of its parent, FBOP Corporation. Prior to joining California National Bank, Mr. Mitchell was a Principal with Hovde Financial, an affiliate of Hovde Securities, LLC (our placement agent for the Offering), where he was responsible for the formation and management of its West Coast investment banking, financial advisory and fund management practice. Mr. Mitchell also served 10 years with the Office of Thrift Supervision where he was responsible for recapitalizing and restructuring troubled thrift institutions. Mr. Mitchell holds a BS in Business from the University of the Pacific, a master’s degree from the George Washington University, and a post-graduate certificate in commercial banking from the Pacific Coast Banking School, University of Washington. We intend to enter into an employment agreement with Mr. Mitchell. Each of these appointments and the employment agreement we intend to enter into with Mr. Mitchell is subject to regulatory approval.

As promptly as practicable following the closing and subject to the redemption of our Series A Preferred Stock issued to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program, we intend to use our reasonable best efforts to enter into an agreement with each of Messrs Ganz and Executive Vice President and Treasurer James P. Sheehy, Executive Vice President of Lending Ms. Yaptangco, and three other senior executives (each, an “Executive”) providing for the Bank to pay such Executive one-half of the amount that would have been due to such Executive pursuant to the severance agreement by and between such Executive and the Bank if the Offering had constituted a change in control event and the employment of the Executive had ceased. The cost of such payments is estimated to be $1.6 million and is intended to help facilitate the retention of the Executives after the Offering. Notwithstanding these payments, there is no assurance that the Executives will continue to work for the Bank for any period of time after the closing of the Offering. Should any of the Executives actually cease employment with the Bank (other than a termination by the Bank for cause) within the subsequent three years, they would be entitled to the balance of the severance amounts under their severance agreements.

The loss of these key executives or the failure of bank regulators to approve the appointments of Mr. Sugarman or Mr. Mitchell could negatively affect our ability to achieve our growth strategy and could have a material adverse affect on our results of operations and financial condition.

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past two years, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including the Company, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and reserves, (ii) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (iii) capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of the various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and the loss and delinquency experience, and evaluate economic conditions and make significant estimates of current credit risks and future trends, all of which may undergo material changes. If our estimates are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan losses. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Our allowance for loan losses was 1.9% of gross loans held for investment and 25.3% of nonperforming loans at March 31, 2010. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than that of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the provision for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition, results of operations and our capital.

Our provision for loan losses has increased substantially and additional increases in the provision and loan charge-offs may be required, adversely impacting operations.

For the year ended December 31, 2009 and quarter ended March 31, 2010 we recorded a provision for loan losses of $17.3 million and $2.2 million, respectively, compared to $13.5 million for the year ended December 31, 2008 and $7.0 million for quarter ended March 31, 2009, respectively. We also recorded net loan charge-offs of $22.5 million and $1.2 million for the year ended December 31, 2009 and quarter ended March 31, 2010, respectively, compared to $1.5 million and $4.7 million for the year ended December 31, 2008 and quarter ended March 31 ,2009, respectively. We are experiencing increasing loan delinquencies and credit losses. At March 31, 2010 our total nonperforming assets had increased to $65.5 million compared to $46.9 million at December 31, 2008.  If the declining trends in the housing, real estate and local business markets continue, we expect increased levels of delinquencies and credit losses to continue. As a result, we could be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could have a material adverse effect on our financial condition and results of operations.

If our investments in real estate are not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed upon and the property taken in as real estate owned (“REO”), and at certain other times during the assets holding period. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value (fair value) of the foreclosed property less estimated selling costs. A charge-off is recorded for any excess in the asset’s NBV over its fair value. If our valuation process is incorrect, the fair value of our investments in real estate may not be sufficient to recover our NBV in such assets, resulting in the need for additional charge-offs. Additional material charge-offs to our investments in real estate could have a material adverse effect on our financial condition and results of operations. Our bank regulator periodically reviews our REO and may require us to recognize further charge-offs. Any increase in our charge-offs, as required by such regulator, may have a material adverse effect on our financial condition and results of operations.

Other-than-temporary impairment charges in our investment securities portfolio could result in losses and adversely affect our continuing operations.

As of March 31, 2010, the Company’s security portfolio consisted of twenty-four securities, seven of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s private label mortgage-backed securities, as discussed below.

The Company’s private label mortgage-backed securities that are in a loss position had a market value of $23.4 million with unrealized losses of approximately $463 thousand at March 31, 2010. These non-agency private label mortgage-backed securities were investment grade at purchase and are not within the scope of ASC 325. The Company monitors to insure it has adequate credit support and as of March 31, 2010, the Company believes there is no OTTI and does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery.

We closely monitor our investment securities for changes in credit risk. The valuation of our investment securities also is influenced by external market and other factors, including implementation of Securities and Exchange Commission and Financial Accounting Standards Board guidance on fair value accounting. Accordingly, if market conditions deteriorate further and we determine our holdings of other investment securities are OTTI, our future earnings, shareholders’ equity, regulatory capital and continuing operations could be materially adversely affected.

Our business may be adversely affected by credit risk associated with residential property.

At March 31, 2010, $622.6 million, or 84.3% of our total gross loan portfolio, was secured by one-to-four single-family mortgage loans and home equity lines of credit. This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the California housing markets has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans. Continued declines in both the volume of real estate sales and the sales prices coupled with the current recession and the associated increases in unemployment may result in higher than expected loan delinquencies or problem assets, a decline in demand for our products and services, or lack of growth or a decrease in deposits. These potential negative events may cause us to incur losses, adversely affect our capital and liquidity, and damage our financial condition and business operations.

Rising interest rates may hurt our profits.

To be profitable, we have to earn more money in interest we receive on loans and investments that we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income and the value of our assets could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, other mortgage-related investments and investment securities. This is most likely to occur if short-term interest rates increase at a faster rate than long-term interest rates, which would cause income to go down. In addition, rising interest rates may hurt our income, because they may reduce the demand for loans and the value of our securities. In a rapidly changing interest rate environment, we may not be able to manage our interest rate risk effectively, which would adversely impact our financial condition and results of operations.

We face significant operational risks.

We operate many different financial service functions and rely on the ability of our employees and systems to process a significant number of transactions. Operational risk is the risk of loss from operations, including fraud by employees or outside persons, employees’ execution of incorrect or unauthorized transactions, data processing and technology errors or hacking and breaches of internal control systems.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets. During 2009, the Federal Reserve Bank and the Federal Home Loan Bank reduced available lines of credit to all financial institutions, including us,  due to current market conditions, however, the Company’s liquidity levels remain adequate.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. In that regard, a number of financial institutions have recently raised capital in response to deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors. Should we be required by regulatory authorities to raise additional capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock. The issuance of additional shares of common stock or convertible securities to new stockholders would be dilutive to our current stockholders.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $965,000 annually) to 9.0% per annum (approximately $1.7 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

We currently hold a significant amount of bank-owned life insurance.

At March 31, 2010, we held $18.0 million of bank-owned life insurance or BOLI on key employees and executives, with a cash surrender value of $18.0 million. The eventual repayment of the cash surrender value is subject to the ability of the various insurance companies to pay death benefits or to return the cash surrender value to us if needed for liquidity purposes. We continually monitor the financial strength of the various companies with whom we carry these policies. However, any one of these companies could experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. If we need to liquidate these policies for liquidity purposes, we would be subject to taxation on the increase in cash surrender value and penalties for early termination, both of which would adversely impact earnings.

If our investment in the Federal Home Loan Bank of San Francisco becomes impaired, our earnings and stockholders’ equity could decrease.

At March 31, 2010, we owned $9.4 million in Federal Home Loan Bank of San Francisco stock. We are required to own this stock to be a member of and to obtain advances from our Federal Home Loan Bank. This stock is not marketable and can only be redeemed by our Federal Home Loan Bank, which currently is not redeeming any excess member stock. Our Federal Home Loan Bank’s financial condition is linked, in part, to the eleven other members of the Federal Home Loan Bank System and to accounting rules and asset quality risks that could materially lower their capital, which would cause our Federal Home Loan Bank stock to be deemed impaired, resulting in a decrease in our earnings and assets.

Our information systems may experience an interruption or breach in security; we may have fewer resources than many of our competitors to continue to invest in technological improvements.

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. In addition, our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations.  Many of our competitors have substantially greater resources to invest in technological improvements.  We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

We operate in a highly regulated environment and our operations and income may be affected adversely by changes in laws and regulations governing our operations, including regulatory reform initiatives of the Obama administration that are pending in Congress.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Such regulators govern the activities in which we may engage, primarily for the protection of depositors and the deposit insurance fund. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations. Because our business is highly regulated, the laws and applicable regulations are subject to frequent change. Any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Legislation that has or may be passed at the Federal level and/or by the State of California in response to current conditions affecting credit markets could cause us to experience higher credit losses if such legislation reduces the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts, limit our fees on overdraft protection programs or otherwise affect our creditor rights or ability to resolve problem assets. Regulatory reform legislation passed by Congress will, among other things, change our primary regulator, create a new consumer finance protection agency and impose capital requirements on the Company at the holding company level. These changes could adversely impact our operations and net income.

Our earnings are adversely impacted by increases in deposit insurance premiums and special FDIC assessments.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounts to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a cap of 10 basis points times the institution’s assessment base. Our FDIC deposit insurance expense for fiscal 2009 was $1.6 million, including the special assessment of $406 thousand recorded in June 2009. Any additional emergency special assessment imposed by the FDIC will hurt our earnings. Additionally, as a potential alternative to special assessments, in November 2009, the FDIC adopted a rule that requires financial institutions to prepay its estimated quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012, which will be amortized for the period and adjusted for changes in premium levels or our financial condition. As a result, this prepayment will not immediately impact our earnings.

Changes in accounting standards may affect our performance.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we report and record our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a retrospective adjustment to prior financial statements.

We are subject to certain executive compensation and corporate governance requirements that may adversely affect our ability to recruit and retain qualified employees as a result of our participation in the U.S. Treasury's Troubled Asset Relief Program Capital Purchase Program.

The purchase agreement we entered into in connection with our sale of the Series A Preferred Stock required us to adopt the U.S. Treasury's standards for executive compensation and corporate governance for as long as the U.S. Treasury holds the equity issued by us pursuant to the federal government's Capital Purchase Program under the TARP. These standards generally apply to our chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	required clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibitions on making golden parachute payments to senior executives; and

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.

The American Recovery and Reinvestment Act of 2009 ("ARRA") imposed further limitations on compensation while the Treasury holds equity issued by us pursuant to the TARP Capital Purchase Program:

•	a prohibition on making any golden parachute payment to a senior executive officer or any of our next five most.highly compensated employees;

•	a prohibition on any compensation plan that would encourage manipulation of our reported earnings to enhance the compensation of any of our employees; and

•
a prohibition on the payment or accrual of any bonus, retention award, or incentive compensation to our highest paid executive except for long-term restricted stock with a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock with certain exceptions, including bonuses required to be paid under written employment contracts executed on or before February 11, 2009.

The U.S. Treasury adopted an interim final rule on TARP standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed on executive compensation and corporate governance by the Capital Purchase Program and the ARRA. The rules apply to us as a recipient of funds under the Capital Purchase Program as of the date of publication in the Federal Register on June 15, 2009. The rules clarify prohibitions on bonus payments, provide guidance on the use of restricted stock, expand restrictions on golden parachute payments, mandate enforcement of clawback provisions, outline the steps compensation committees must take when evaluating risks posed by compensation arrangements, and require the adoption and disclosure of a luxury expenditure policy, among other things. Additional requirements under the rules include enhanced disclosure of perquisites and the use of compensation consultants, and a prohibition on tax gross-up payments.

These provisions and any future rules issued by the U.S. Treasury could adversely affect our ability to attract and retain management capable and motivated sufficiently to manage and operate our business through difficult economic and market conditions. If we are unable to attract and retain qualified employees to manage and operate our business, we may not be able to successfully execute our business strategy.

As soon as practicable after the closing of the Offering and following receipt of all necessary regulatory approvals, we intend to repurchase the Series A Preferred Stock from the U.S. Treasury. The repurchase of our Series A Preferred Stock is subject to receipt of prior approval from our banking regulators and there are no assurances when or if such approval will be received.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater name recognition, resources and lending limits than we do and may offer certain services or prices for services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

Risks Relating to the Offering and our Common Stock

Our common stock trading volume may not provide adequate liquidity for investors.

Our common stock is listed on the Nasdaq Global Market. However, the average daily trading volume in our common stock is less than that of larger financial services companies. A public trading market having the desired depth, liquidity and orderliness depends on the presence of a sufficient number of willing buyers and sellers for our common stock at any given time. This presence is impacted by general economic and market conditions and investors’ views of our

Company. Because our trading volume is limited, any significant sales of our shares could cause a decline in the price of our common stock.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and  fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after the Offering or from the perception that such sales could occur.

Our board of directors is authorized generally to cause us to issue additional common stock, as well as series of preferred stock, without any action on the part of our shareholders except as may be required under the listing requirements of the Nasdaq Stock Market. In addition, the board has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

We will retain broad discretion in using the net proceeds from the Offering, and may not use the proceeds effectively.

We intend to use the net proceeds of the Offering for general corporate purposes, which may include, without limitation, providing capital to support the growth of the Bank and other strategic opportunities. We also intend to seek the approval of our regulators to utilize the proceeds of the Offering to repurchase all of our Series A Preferred Stock and the Warrant we issued to the Treasury pursuant to the TARP Capital Purchase Program. No assurance can be given that such approval will be granted if requested.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of the Offering. The net proceeds may be applied in ways with which you may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from the Offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of the Offering effectively could have an adverse effect on our business, financial condition and results of operations.

Regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock.

First PacTrust is an entity separate and distinct from its subsidiary and derives substantially all of its revenue in the form of dividends from the Bank. Accordingly, First PacTrust is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common and preferred stock. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. If the Bank is unable to pay dividends, First PacTrust may not be able to service its debt, pay its other obligations or pay dividends on the Company’s preferred and common stock which could have a material adverse impact on our financial condition or the value of your investment in our common stock. Also, First PacTrust’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. This includes claims under the liquidation account maintained for the benefit of certain eligible deposit account holders of the Bank established in connection with the Bank’s conversion from the mutual to the stock form of ownership.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions, together with the potentially dilutive impact of the warrant issued to Treasury, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series A Preferred Stock impacts net income available to our common stockholders and earnings per common share, and the warrants we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared and the accretion on discount on the Series A Preferred Stock will reduce the net income available to common stockholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of First PacTrust Bancorp. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 6.1% of the shares of our common stock outstanding (including the shares issuable upon exercise of the warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

Our common stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A Preferred Stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on First PacTrust with respect to assets available to satisfy claims on First Financial. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A Preferred Stock. The Series A Preferred Stock has an aggregate liquidation preference of $19.3 million. As noted above, the terms of the Series A Preferred Stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A Preferred Stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At March 31, 2010, the Bank’s total deposits and borrowings were approximately $814.1 million.

Anti-takeover provisions could negatively impact our stockholders.

Provisions in our charter and bylaws, the corporate law of the State of Maryland and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of any class of our equity securities, including our common stock and the Series A Preferred Stock. These provisions include: a prohibition on voting shares of common stock beneficially owned in excess of 10% of total shares outstanding, supermajority voting requirements for certain business combinations with any person who beneficially owns 10% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings, a requirement that only directors may fill a vacancy in our Board of Directors, and a supermajority voting requirements to remove any of our directors.  Our charter also authorizes our Board of Directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal. In addition, pursuant to OTS regulations, as a general matter, no person or company, acting individually or in concert with others, may acquire more than 10% of our common stock without prior approval from the OTS.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.